Exhibit 10.1

Performance-Based	Denny’s Corporation
Restricted Stock Unit	203 East Main Street
Award Certificate	Spartanburg, SC 29319
For Section 162(m) Covered Employee

___________________  (“Grantee”)

Denny’s Corporation (the “Company”) has awarded to you restricted stock units (the “Units”) under the Denny’s Corporation __________ Omnibus Incentive Plan (the “Plan”) and pursuant to the 2008 Performance Restricted Stock Unit Program (the “Program Description”).  The Units entitle you to earn shares of Denny’s Corporation $0.01 par value common stock (“Shares”), on a one-for-one basis.  By accepting the Units, Grantee shall be deemed to have agreed to the terms and conditions set forth in this Agreement, the Program Description and the Plan.

Grant Date of Award:

Number of Units Awarded (the “Target Award”): __________

The Units are granted as a Qualified Performance-Based Award under the Section 14.11 of the Plan.  In addition to the vesting conditions set forth below, the Units will vest and convert to Shares only if the Company achieves at least __________  for the four fiscal quarters ended most recently prior to  __________ (the “Threshold Performance Goal”).  Prior to the conversion of any Units, the Compensation and Incentives Committee of the Company’s Board of Directors shall certify in writing that the Threshold Performance Goal has been satisfied.

If the Threshold Performance Goal is satisfied, then the Units will vest (become non-forfeitable) in accordance with the following schedule:

Vesting Schedule	Fraction of Target Award Vested, Subject to Continued Employment
Vesting Date 1:	1/3
Vesting Date 2:	1/3
Vesting Date 3:	1/3

Depending on the Fair Market Value of the Shares on each of the Vesting Dates, the number of vested Units will be adjusted to a number between 50% and 120% of the vested Target Award, in accordance with the “Double Up/Double Down” approach described in the Program Description.

For purposes of this Agreement, Adjusted EBITDA shall mean earnings before interest, taxes, depreciation, amortization, restructuring charges and exit costs, impairment charges, asset sale gains, share-based compensation and other nonoperating expenses.

This award is governed by the terms of the Plan and the Program Description, and subject to the Terms and Conditions on the following page.  Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

________________________________ For Denny’s Corporation	________________________________ Date

TERMS AND CONDITIONS

1. Vesting and Forfeiture of Units.  The Units have been credited to a bookkeeping account on behalf of Grantee.  The Units will vest and become non-forfeitable in accordance with the Vesting Schedule on page 1 of this Agreement, subject to acceleration under certain circumstances as provided in Section 2 below.  The number of vested Units will be adjusted based on the Fair Market Value of the Shares on the Vesting Date and the “Double Up/Double Down” approach described in the Program Description. If Grantee’s employment with the Company terminates for any reason other than as set forth in paragraph (a) of Section 2 below, Grantee shall forfeit all of Grantee’s right, title and interest in and to any unvested Units as of the date of termination of employment, and such Restricted Shares shall revert to the Company immediately following the event of forfeiture.  In addition, if Grantee’s employment is terminated by the Company for Cause, Grantee shall also forfeit any vested Units that have not yet converted to Shares.

2.  Acceleration of Vesting.  The Units shall be subject to accelerated vesting as set forth below, in each case subject to the “Double Up/Double Down” adjustment described in the Program Description.

(a) Upon Grantee’s termination of employment with the Company due to death or Disability, a pro rata number of the Units will vest and become non-forfeitable based on the amount of time elapsed from the Grant Date to the date of termination, and applied separately for and with respect to each of the scheduled Vesting Dates.  The “Double Up/Double Down” adjustment shall be applied based on the Fair Market Value of the Shares on the date of termination.

(b) Upon a Change in Control of the Company, Units will vest and become non-forfeitable and the “Double Up/Double Down” adjustment shall be applied based on the Fair Market Value of the Shares as determined with reference to the Change in Control.

3. Conversion to Shares.  The Units that vest will be converted to actual Shares (one Share per vested Unit, after giving effect to the “Double Up/Double Down” adjustment described in the Program Description) on the fifth business day following the vesting date. Notwithstanding the foregoing, upon the occurrence of a Change in Control that meets the definition of “change in control event” under Section 409A of the Code and applicable regulations thereunder, the conversion of Units to Shares will occur as of the effective date of and immediately prior to such Change in Control. Stock certificates evidencing the conversion of Units into Shares will be registered on the books of the Company in Grantee’s name as of the date of conversion and delivered to Grantee as soon as practical thereafter.

4. Limitation of Rights.  The Units do not confer to Grantee or Grantee’s beneficiary any rights of a stockholder of the Company unless and until Shares are in fact issued to such person in connection with the Units.  Nothing in this Award Certificate shall interfere with or limit in any way the right of the Company or any Affiliate to terminate Grantee’s employment at any time, nor confer upon Grantee any right to continue in employment of the Company or any Affiliate.

5. Payment of Taxes.  The Company or any Affiliate employing Grantee has the authority and the right to deduct or withhold, or require Grantee to remit to the employer, an amount sufficient to satisfy federal, state, and local taxes (including Grantee’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the vesting or settlement of the Units. As described in the Program Description, the withholding requirement may be satisfied, in whole or in part, by withholding from the settlement of the Units Shares having a fair market value equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Company establishes. The obligations of the Company under this Award Certificate will be conditional on such payment or arrangements, and the Company, and, where applicable, its Affiliates will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise.

6. Restrictions on Issuance of Shares.  If at any time the Committee shall determine in its discretion, that registration, listing or qualification of the Shares underlying the Units upon any securities exchange or similar self-regulatory organization or under any foreign, federal, or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to the settlement of the Units, the Units will not be converted to Shares in whole or in part unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

7. Plan Controls. The terms contained in the Plan are incorporated into and made a part of this Award Certificate and this Award Certificate shall be governed by and construed in accordance with the Plan.  In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Award Certificate, the provisions of the Plan shall be controlling and determinative.

8. Successors.  This Award Certificate shall be binding upon any successor of the Company, in accordance with the terms of this Award Certificate and the Plan.

9. Severability.  If any one or more of the provisions contained in this Award Certificate is deemed to be invalid, illegal or unenforceable, the other provisions of this Award Certificate will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

10. Notice.  Notices and communications under this Award Certificate must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid.  Notices to the Company must be addressed to Denny’s Corporation, 203 East Main Street, Spartanburg, SC 29319-0001, Attn: Secretary, or any other address designated by the Company in a written notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.